As filed with the Securities and Exchange Commission on June 6, 2011.

Registration No. 333-05320

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spectrum Control, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	8031 Avonia Road Fairview, Pennsylvania 16415 (814) 474-2207	25-1196447
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Spectrum Control, Inc. 1996 Non-Employee Directors’ Stock Option Plan

(Full Title of the Plan)

Brian Kahn

Chairman, President and Chief Executive Officer

Spectrum Control, Inc.

8031 Avonia Road

Fairview, Pennsylvania 16415

(Name and address of agent for service)

(814) 474-2207

Telephone Number, including Area Code, of Agent for Service)

Copies to:

Bradley L. Finkelstein, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

A Registration Statement on Form S-8 (Registration No. 333-05320) (the “Registration Statement”) was filed by Spectrum Control, Inc. (the “Company”) with the Securities and Exchange Commission on July 17, 1996 (the “Registration Statement”) covering the registration of 1,000,000 shares of the Company’s common stock, no par value (the “Common Stock”), authorized for issuance pursuant to the Spectrum Control, Inc. 1996 Non-Employee Directors’ Stock Option Plan.

On June 1, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 28, 2011, by and among API Technologies Corp., a Delaware corporation (“API”), Erie Merger Corp., a Pennsylvania corporation and wholly owned subsidiary of API (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of API. As a result of the Merger, all of the Common Stock is owned by API.

Pursuant to an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered pursuant to the Registration Statement that remains unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and to deregister all Common Stock that remains unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairview, Commonwealth of Pennsylvania, on June 6, 2011.

SPECTRUM CONTROL, INC.

By:	/s/ Andrew Laurence
Name:	Andrew Laurence
Title:	Vice President, Secretary and Treasurer